UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2010

Datalink Corporation

 (Exact name of registrant as specified in its charter)

Minnesota	000-29758	41-0856543
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

8170 Upland Circle, Chanhassen, MN 55317-8589

(Address of principal executive offices) (Zip Code)

952-944-3462

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(e)           Executive Officer Compensation Matters.  On February 2, 2010, our Compensation Committee approved the following items:

(i)            Grant of Restricted Stock.  We awarded 25,000 restricted shares of our Common Stock to Mr. Lidsky, our President and Chief Executive Officer.  These shares vest three years from the grant date, provided Mr. Lidsky remains in our continuous employment through that period.  Mr. Lidsky will receive dividends on the awarded shares only if vested and be entitled to vote them whether or not vested.

(ii)           2010 Bonus Program.  We set the percentages of 2010 base salary for Messrs. Lidsky, Barnum, Beyer and O’Grady that each may earn for achievement of 100% of our 2010 bonus target at 80%, 50%, 60% and 60% of respective base salaries.  We have set the 2010 bonus target based on a matrix of net revenues and non-GAAP operating income, as internally computed.  Messrs. Lidsky, Barnum, Beyer and O’Grady may earn between 70% and 150% of their respective targeted bonuses depending on our level of achievement against these targeted net revenues and non-GAAP operating income objectives.  The executives will earn no bonus if we do not achieve at least 80% of both the target net revenues and non-GAAP operating income.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATALINK CORPORATION

Date: February 8, 2010	By	/s/ Gregory T. Barnum
Gregory T. Barnum, Vice President — Finance and
Chief Financial Officer